Exhibit 99.1

Medley Capital Corporation Board Approves Internalization
New Internalized Management Team to be Installed Effective January 1, 2021

NEW YORK, NY (November 20, 2020) - On November 18, 2020, the Board of Directors (the “Board”) of Medley Capital Corporation (NYSE: MCC) (the “Company”) approved adoption of an internalized management structure effective January 1, 2021. The new management structure will replace the current Investment Management and Administration Agreements with MCC Advisors LLC, which expire on December 31, 2020.

To lead the internalized management team, the Board approved the appointment of David Lorber, who has served as an independent director of the Company since April 2019, as interim Chief Executive Officer and Ellida McMillan as Chief Financial Officer of the Company, each effective January 1, 2021.

Mr. Lorber and Ms. McMillan are in the process of assembling the internalized management team, that will be responsible for the day-to-day management and operations of the Company, under the oversight of the Board. The Company has thus far engaged a senior investment professional with significant credit experience to serve as the lead portfolio strategist, who will work closely with Mr. Lorber. The Company has also retained US Bancorp Fund Services, LLC to serve as the Company’s fund accountant and administrator, and is in the process retaining Alaric Compliance Services, LLC, an officer of which would serve as the Company’s Chief Compliance Officer. The new, simplified and streamlined structure is expected to lead to reduced operating costs/expenses for the Company in 2021, although there can be no assurance of the anticipated savings.

Mr. Lorber, is a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager for the firm since January 2007. Mr. Lorber has significant principal investment expertise in both the equity and credit markets. Mr. Lorber has also served as a director of Ferro Corporation, a leading producer of specialty materials and chemicals for manufacturers, since May 2013, where he is also Lead Director, Chairman of its Governance & Nomination Committee and a member of its Compensation Committee. From April 2006 until December 2014, Mr. Lorber served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly GenCorp Inc.), a technology-based manufacturer of aerospace and defense products and systems with a real estate segment.

Ms. McMillan, served as Chief Financial Officer and Chief Operating Officer of Alcentra Capital Corporation, a NASDAQ-traded BDC, from April 2017 until it merged into Crescent Capital BDC, Inc. in February 2020. Previously, beginning in November 2013, she served as Chief Accounting Officer of Alcentra Capital, Treasurer and Secretary of Alcentra Capital. At Alcentra she built the company’s financial and operating infrastructure, oversaw the IPO and initial NASDAQ listing, as well as assisted in all corporate M&A and strategic processes involving the BDC.

Mr. Lorber said: “I am excited to lead the Company in this new phase as we move forward and look to generate value creatively and efficiently.”

Arthur Ainsberg, the Company’s Lead Independent Director added: “We believe our streamlined internalized structure will increase our flexibility to continue to seek to maximize shareholder value.”

About Medley Capital Corporation
Medley Capital Corporation is a closed-end, externally managed business development company ("BDC") that has common stock which trades on the New York Stock Exchange (NYSE: MCC) and has outstanding bonds which trade on the New York Stock Exchange under the symbols (NYSE: MCV) and (NYSE: MCX). Medley Capital Corporation's investment objective is to generate current income and capital appreciation by lending to privately-held middle market companies, primarily through directly originated transactions, to help these companies expand their businesses, refinance and make acquisitions. Our portfolio generally consists of senior secured first lien loans and senior secured second lien loans. Medley Capital Corporation is presently externally managed by MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Medley Capital Corporation at www.medleycapitalcorp.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, particularly with respect to the future performance of the Company under the new internalized management team. Such forward-looking statements represent management's current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of the MCC’s common stock or cause actual results to differ materially from those indicated by such forward-looking statements. These important factors include, but are not limited to, the ability of the Company to assemble the new internalized management team as contemplated; the ability of the new internalized management team to execute on its financial and investment strategies; the ability of the Company to realize savings and other efficiencies from the replacement of the current external management team with the new internal management structure, and uncertainties as to the amount and timing of any such savings; and other important factors discussed under the caption “Risk Factors” in Part 1. Item 1A of MCC’s Form 10-K for the fiscal year ended September 30, 2019, and its other reports filed with the Securities and Exchange Commission. These factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this press release and presented elsewhere by management from time to time. While MCC may elect to update such forward-looking statements at some point in the future, MCC disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the views of the Company as of any date subsequent to the date of this press release.

SOURCE: Medley Capital Corporation

Investor Relations Contact:
Sam Anderson
Head of Capital Markets & Risk Management
Medley Management Inc.
212-759-0777

Media Contact: Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co. LP
212-257-4170